FOR:                         4Kids Entertainment, Inc.

KCSA                       Todd Fromer / Michael Cimini
CONTACTS:            (212) 896-1215 / (212) 896-1233
                                  todd@kcsa.com / mcimini@kcsa.com

4Kids Entertainment Announces Stock Buy-Back Program

NEW YORK, November 25, 2003 – 4Kids Entertainment, Inc. (NYSE: KDE) today announced its Board of Directors has authorized the purchase of up to 750,000 shares of the Company’s common stock. The shares may be purchased on the open market, or through negotiated prices, from time-to-time through December 31, 2004, unless extended. The timing and amount of shares purchased will be based on market conditions and other factors. For the three months ended September 30, 2003, the Company’s weighted average common shares outstanding totaled 14,169,729 on a diluted basis.

Al Kahn, Chairman and Chief Executive Officer of 4Kids Entertainment, said, “4Kids has a debt-free balance sheet with approximately $99.5 million in cash and investments. Our financial strength makes it possible for us to invest in our shares without sacrificing our ability to grow or acquire new content. We believe that the periodic purchase of Company shares at attractive prices will enhance shareholder value.”

About 4Kids Entertainment

Headquartered in New York City with international offices in London, 4Kids Entertainment, Inc. (NYSE: KDE) is a global provider of children’s entertainment and merchandise licensing. 4Kids, through its wholly owned subsidiaries, provides domestic and international merchandise licensing; television, film, music and home video production and distribution; media planning and buying; product development; and Web site development. For further information, visit the Company’s Web site at www.4KidsEntertainment.com.

This press release contains forward-looking statements. Due to the fact that the Company faces competition from toy companies, television networks, motion picture studios and other licensing companies, and the uncertainty of public response to the Company’s properties, actual results or outcomes may differ materially from any such forward-looking statements.

This release and prior releases are available on the Company’s Worldwide Web site at www.4KidsEntertainment.com

You may register to receive 4Kids Entertainment’s future press releases or to download a complete Digital Investor Kit™ including press releases, regulatory filings and corporate materials by clicking on the “Digital Investor Kit™” icon at www.kcsa.com.